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            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our reports dated July 21, 2009 on the financial statements of the RiverSource Partners Aggressive Growth Fund, RiverSource Partners Fundamental Value Fund, RiverSource Partners Select Value Fund, RiverSource Partners Small Cap Equity Fund, and the RiverSource Partners Small Cap Value Fund of the RiverSource Managers Series, Inc. included in the Annual Reports for the period ended May 31, 2009, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 21 to the Registration Statement (Form N-1A, No. 333-57852) of the RiverSource Managers Series, Inc.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
July 27, 2009